Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Equity Incentive Plan, 2024 Employee Stock Purchase Plan, 2011 Stock Incentive Plan, 2021 Stock Incentive Plan, and 2023 RSU Equity Incentive Plan of OnKure Therapeutics, Inc. (formerly Reneo Pharmaceuticals, Inc.) of our report dated March 28, 2024 (except for the last paragraph of Note 1, as to which the date is October 23, 2024), with respect to the consolidated financial statements of Reneo Pharmaceuticals, Inc. included in the OnKure Therapeutics, Inc. Registration Statement (Form S-1 No. 333-282792), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 9, 2024